Exhibit 99.2

NEWS RELEASE FOR IMMEDIATE RELEASE
BRIGHAM EXPLORATION ANNOUNCES SALE OF COMMON STOCK

     Austin, TX — November 18, 2005 — Brigham Exploration Company (NASDAQ:BEXP) announced today that it has agreed to issue and sell 7,500,000 shares of its common stock to the public at a price of $12.00 per share.
SALE OF COMMON STOCK
     Brigham announced today that it has agreed to issue and sell 7,500,000 shares of its common stock to the public at a price of $12.00 per share. The shares are being sold under Brigham’s existing shelf registration statement on Form S-3, which was declared effective by the Commission on June 30, 2004. Net proceeds from this offering, after underwriting discounts and other expenses, will be approximately $85.6 million. Brigham intends to use $57.3 million of the net proceeds from this offering to fund the repurchase of 5,000,000 shares of its common stock from certain of its stockholders. Brigham will use the remaining net proceeds from this offering to repay outstanding indebtedness under its senior credit facility and, thereafter, use a portion of such available credit to fund its operations, including its drilling projects.
     Raymond James and RBC Capital Markets acted as co-lead managers for the offering and Friedman Billings Ramsey, Johnson Rice & Company L.L.C. and Dahlman Rose & Company acted as co-managers. Brigham has granted the underwriters a 30-day option to purchase up to an additional 1,125,000 shares to cover over-allotments, if any. Brigham will use the net proceeds from any exercise of the underwriters’ over-allotment option to repurchase additional shares of its common stock from certain of its stockholders at a price equal to the net proceeds that it will receive.
     This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities of Brigham, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
ABOUT BRIGHAM EXPLORATION
     Brigham Exploration Company is an independent exploration and production company that applies 3-D seismic imaging and other advanced technologies to systematically explore and develop onshore domestic natural gas and oil provinces. For more information about Brigham Exploration, please visit our website at www.bexp3d.com or contact Investor Relations at 512-427-3444.
FORWARD LOOKING STATEMENTS DISCLOSURE
     Except for the historical information contained herein, the matters discussed in this news release are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon current expectations. Important factors that could cause actual results to differ materially from those in the forward looking statements include risks inherent in exploratory drilling activities, the timing and extent of changes in commodity prices, unforeseen engineering and mechanical or technological difficulties in drilling wells, availability of drilling rigs, land issues, federal and state regulatory developments and other risks more fully described in the company’s filings with the Securities and Exchange Commission. All forward looking statements contained in this release, including any forecasts and estimates, are based on management’s outlook only as of the date of this release, and we undertake no obligation to update or revise these forward looking statements, whether as a result of subsequent developments or otherwise.

Contact:	John Turner, Director of Finance & Business Development (512) 427-3300